Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement No. 333-287281 on Form S-1 filed on the date herewith of Blue Acquisition Corp. of our report dated June 2, 2025, relating to the financial statements of Blue Acquisition Corp. as of February 28, 2025 and for the period from February 10, 2025 (inception) through February 28, 2025, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

June 2, 2025